Exhibit 99.1

CITI TRENDS OBTAINS A NEW CREDIT FACILITY

SAVANNAH, GA (November 2, 2011) — Citi Trends, Inc. (NASDAQ: CTRN) today announced that it has secured a new, five-year, $50 million credit facility through Bank of America to replace its prior $20 million credit facility.

“We are pleased to announce the successful completion of this credit facility which expands our borrowing capacity and extends the maturity,” said David Alexander, the Company’s President and Chief Executive Officer.  “Based on our existing strong cash level and current projections of future cash flow, we do not expect to borrow under the facility in the foreseeable future.  Nevertheless, we believe that this new credit facility provides us with substantially greater long-term financial flexibility.”

The new facility includes a $25 million uncommitted “accordion” feature that under certain circumstances could allow the Company to increase the size of the facility to $75 million. Borrowings, if any, under the facility will bear interest (a) for LIBOR Rate Loans, at LIBOR plus 1.5%, or (b) for Base Rate Loans, at a rate equal to the highest of (i) the prime rate plus 0.5%, (ii) the Federal Funds Rate plus 1.0%, or (iii) LIBOR plus 1.5%.  The facility is secured by the Company’s inventory, accounts receivable and related assets, but not its real estate, fixtures and equipment.  The facility contains one financial covenant, a fixed charge coverage ratio, which is tested only in certain circumstances.

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family.  The Company operates 507 stores located in 28 states.  Citi Trends’ website address is www.cititrends.com.  CTRN-E

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding our future financial results and position, business policy and plans and objectives of management for future operations, are forward-looking statements that are subject to material risks and uncertainties.  The words “believe,” “may,” “could,” “plans,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified.  Actual results or developments may differ materially from those included in the forward-looking statements, as a result of various factors which are discussed in Citi Trends, Inc. filings with the Securities and Exchange Commission.  Forward-looking statements contained herein speak only as of the date of this press release.  Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:	Bruce Smith	David Alexander
	Chief Financial Officer	President and Chief Executive Officer
	(912) 443-2075	(912) 443-3924